UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         November 3, 2009

VOIS INC.
(Exact name of registrant as specified in its charter)

Florida	000-33035	95-4855709
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

951 Yamato Road, Suite 201, Boca Raton, FL	33431
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(561) 998-3882

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On November 3, 2009 VOIS Inc. sold 160,000,000 shares of its common stock to an accredited investor in a private transaction exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act resulting in gross proceeds to us of $48,000.  We did not pay any commissions or finder’s fees and we intend to use the proceeds for general working capital.  The purchaser is an affiliate of Mr. Mark B. Lucky, a member of our Board of Directors.

Item 5.01	Change in Control of Registrant.

On November 2, 2009 Mr. Herbert Tabin, formerly an executive officer and director of our company, sold 225,000,000 shares of our common stock, including shares owned beneficially and of record by him as well as shares owned by entities over which he holds voting and dispositive control, to Mr. John R. Signorello for nominal consideration in a private transaction.  The shares of common stock purchased by Mr. Signorello represents approximately 27% of our outstanding common stock before the sale of shares by us in a private transaction as described in Item 3.02 above.

Mr. Signorello is an executive officer and director of IceWEB, Inc., the purchaser of the 160,000,000 shares of our common stock described in Item 3.02 above, and has voting and dispositive control over those securities.  IceWEB used corporate funds for the purchase of our stock.  As a result of both his purchase of shares of our common stock from Mr. Tabin and his voting and dispositive control over the shares purchased by IceWEB, Mr. Signorello now holds voting and dispositive control over an aggregate of 385,000,000 shares of our common stock representing approximately 39% of our outstanding common stock.

It is anticipated that Mr. Signorello and IceWEB will appoint new directors as soon as selections are made.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

10.13	Subscription Agreement dated as of November 3, 2009 by and between VOIS Inc. and IceWEB, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOIS, INC.

Date: November 5, 2009	By:	/s/ Gary Schultheis
Gary Schultheis, Chief Executive Officer and President